EXHIBIT 99.1

PRESS RELEASE

For more information, Contact:
Catharine Bower, Communications Manager
610-369-6618
csbower@natpennbank.com

Natalye Paquin Elected to National Penn Boards

Boyertown, Pa., October 31, 2006 - National Penn Bancshares, Inc. (Nasdaq: NPBC) announced today that Natalye Paquin, interim president and chief operating officer of The Kimmel Center, Inc., has been elected to the boards of National Penn Bancshares, Inc. and National Penn Bank.

Paquin, of Villanova, is an attorney with 20 years’ experience as a senior manager with public sector organizations in Philadelphia and Chicago. Prior to joining The Kimmel Center in 2006, she was executive vice president and chief operating officer of The School District of Philadelphia, where she oversaw and directed the day-to-day operations of the seventh largest urban public school district in the country. Her experience also includes serving as chief purchasing officer of the Chicago Public Schools as well as managing deputy commissioner of the Chicago Department of Transportation.

“Natalye is a skilled and seasoned leader who has extensive experience in operations, strategic planning, budget management and other areas in large and complex organizations,” said Wayne R. Weidner, chairman and CEO, National Penn Bancshares, Inc. “We are fortunate to have someone with her talents and background on our boards.”

In addition to her professional experience, Paquin has served as a board member with many business and philanthropic organizations. Currently, she is director of the Girl Scouts of Southeastern Pa., the Center for Emerging Visual Artists, the Philadelphia Academies, the Philadelphia Education Fund, and Leadership Inc. She is the recipient of many awards and honors including the Philadelphia Business Journal’s Woman of Distinction Award for 2004 and the Illinois State Treasurer’s Leadership Award.

Paquin received a bachelor’s degree from Florida A&M University, and a Juris Doctor from DePaul University’s College of Law in Chicago, Ill.

National Penn Bancshares, Inc. is a $5.35 billion asset financial services company operating 80 offices in Pennsylvania through National Penn Bank and its FirstService Bank, HomeTowne Heritage Bank, Nittany Bank, and The Peoples Bank of Oxford divisions. The Peoples Bank of Oxford Division also operates one community office in Cecil County, Maryland.

National Penn's financial services affiliates consist of National Penn Investors Trust Company; National Penn Capital Advisors, Inc.; Vantage Investment Advisors, L. L. C.; National Penn Mortgage Company; National Penn Insurance Agency, Inc.; and National Penn Leasing Company.

National Penn Bancshares, Inc. common stock is traded on the Nasdaq Stock Market under the symbol "NPBC." Additional information about the National Penn family is available on the company's Web site at www.nationalpennbancshares.com.

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